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                                                                      EXHIBIT 23





                         INDEPENDENT AUDITORS' CONSENT



         The Board of Directors
         American Homestar Corporation:



               We consent to the incorporation by reference in the registration statement (No. 333-2037) on Form S-8 of American Homestar Corporation and subsidiaries of our report dated July 7, 1999, relating to the consolidated balance sheets of American Homestar Corporation and subsidiaries as of May 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1999, and the related schedule, which report appears in the May 31, 1999 annual report on Form 10-K of American Homestar Corporation.


                                           /s/ KPMG Peat Marwick LLP


         Houston, Texas
         August 26, 1999